Exhibit 10.1
AMENDMENT NO. 1
TO THE
NOBLE ENERGY, INC. RETIREMENT RESTORATION PLAN

Pursuant to the provisions of Section 9 thereof, the Noble Energy, Inc. Retirement Restoration Plan (the “Plan”) is hereby amended in the following respects only:
FIRST: Section 1(h) of the Plan is hereby amended by adding the following to the end thereof:
The preceding provisions of this Section 1(h) to the contrary notwithstanding, no individual shall become a Participant (or resume participating) in this Plan after December 31, 2013.
SECOND: Section 4 of the Plan is hereby amended by adding the following to the end thereof:
The preceding provisions of this Section 4 to the contrary notwithstanding, in connection with the termination of the Retirement Plan effective as of December 31, 2013, no additional benefits shall accrue under this Plan for any Participant or Beneficiary after December 31, 2013.
THIRD: The Plan is hereby amended by adding the following new Section 21 to the end thereof:
Section 21. Effect of Retirement Plan Termination; Conversion of Benefits to Deferred Compensation Plan Accounts. In connection with the termination of the Retirement Plan effective as of December 31, 2013 and the final liquidation and distribution of assets of the Retirement Plan anticipated in 2015, the benefits under this Plan will be frozen as of December 31, 2013 but no acceleration of payment is being provided for the benefits hereunder in connection with those actions. Payments under this Plan shall be made as otherwise provided herein; provided, however, that Participants who continue in the employ of the Employer until the final liquidation and distribution of the assets of the Retirement Plan occurs, and who have elected by such time to receive lump sum distributions from the Retirement Plan on or before such date, shall be offered the opportunity to convert the lump sum present value of the benefit under this Plan determined in accordance with Section 4 hereof into an account balance to be held and administered pursuant to the Noble Energy, Inc. 2005 Deferred Compensation Plan, including the provisions thereunder for adjusting the accounts for notional earnings prospectively following such conversion, but provided further, that the time and form of payment from such an account with respect to a Participant shall be identical to the time and form of payment provided for such Participant’s benefit pursuant to this Plan. Notwithstanding the preceding sentence, any such Participant who converts his benefit hereunder to an account balance but whose form of payment hereunder is not a single lump sum as provided pursuant to Section 6, shall be provided the opportunity at the time of such conversion to change his benefit payment election for his converted benefit to a lump sum if and only to the extent that any such change may be made in accordance with the rules governing subsequent changes in time and form of payment pursuant to Section 409A of the Internal Revenue Code. The timing and terms of any such election opportunity shall be determined by the Company in its discretion. Any Participant (and any beneficiary or other person claiming on behalf of or with respect to a Participant) whose benefit hereunder is converted pursuant to this Section 21 to an account balance held and administered pursuant to the Noble Energy, Inc. 2005 Deferred Compensation Plan, shall not be entitled to any further benefits under this Plan following such conversion.
IN WITNESS WHEREOF, this Amendment has been executed this 20th day of December, 2013 to be effective as of December 31, 2013.

NOBLE ENERGY, INC.

By:	/s/ Charles D. Davidson
Title:	Chairman & Chief Executive Officer

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